EXHIBIT 11


INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 5 to the Registration Statement No. 33-82366 of The DLB Fund Group of our reports each dated February 5, 1997, relating to the DLB Fixed Income Fund, DLB Global Small Capitalization Fund, DLB Value Fund, DLB Mid Capitalization Fund, DLB Quantitative Equity Fund and the DLB Global Bond Fund and to the reference to us under the heading "Experts" appearing in the Statement of Additional Information which is part of such registration statement.



/s/ Deloitte & Touche
Boston, Massachusetts
February 19, 1997